Exhibit 99.1

Steel Excel Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Steel Excel, Inc.
Milpitas, California

We have audited the accompanying consolidated balance sheet of Steel Excel, Inc. (formerly ADPT Corporation or the "Company") as of September 30, 2011 and the related consolidated statements of operations, stockholders' equity, and cash flows for the nine months then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. As of September 30, 2011, the Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Steel Excel, Inc. as of September 30, 2011, and the results of its operations and its cash flows for the nine months then ended in conformity with accounting principles generally accepted in the United States of America.

We also have audited the reclassifications to the consolidated financial statements for the nine months ended December 31, 2010 and the years ended March 31, 2010 and 2009 resulting from presenting the Company’s Aristos Business as a discontinued operation and retroactively adjusting outstanding share and per share information for a reverse/forward split, as described in Notes 1 and 3 of Exhibit 99.2. In our opinion, such reclassifications are appropriate and have been properly applied. We were not engaged to audit, review or apply any procedures to the December 31, 2010, March 31, 2010 and 2009 financial statements of the Company referred to above other than with respect to the reclassifications and, accordingly, we do not express an opinion or any other form of assurance on the December 31, 2010, March 31, 2010 and 2009 financial statements taken as a whole.  The reclassifications had no effect on net income (loss).

/s/ BDO USA, LLP

San Jose, California
December 14, 2011

Steel Excel Inc.
STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Nine-Month Period Ended
	September 30, 2011	October 1, 2010
		(unaudited)

Revenues	$707	$-
Cost of revenues	176	-
Gross margin	531	-

Operating expenses:
Selling, marketing and administrative	7,414	14,848
Amortization of acquisition-related intangible assets	8	-
Restructuring charges	38	3,977
Total operating expenses	7,460	18,825

Operating loss	(6,929)	(18,825)

Interest and other income, net	8,109	5,633

Income (loss) from continuing operations before income taxes	1,180	(13,192)

Benefit from income taxes	337	111

Income (loss) from continuing operations, net of taxes	1,517	(13,081)

Income (loss) from discontinued operations, net of taxes	1,910	(12,817)
Gain on disposal of discontinued operations, net of taxes	5,005	11,012
Income (loss) from discontinued operations, net of taxes	6,915	(1,805)

Net income (loss)	$8,432	$(14,886)

Income (loss) per share:
Basic
Income (loss) from continuing operations, net of taxes	$0.14	$(1.10)
Income (loss) from discontinued operations, net of taxes	$0.64	$(0.15)
Net income (loss)	$0.77	$(1.25)
Diluted
Income (loss) from continuing operations, net of taxes	$0.14	$(1.10)
Income (loss) from discontinued operations, net of taxes	$0.63	$(0.15)
Net income (loss)	$0.77	$(1.25)

Shares used in computing income (loss) per share:
Basic	10,881	11,917
Diluted	10,898	11,917

See accompanying Notes to Financial Statements.

Steel Excel Inc.
BALANCE SHEETS
(In thousands)

September 30, 2011

Assets
Current assets:
Cash and cash equivalents	$10,110
Marketable securities	344,141
Restricted cash	-
Prepaid expenses and other current assets	2,691
Assets held for sale	-
Total current assets	356,942
Property and equipment, net	5,923
Goodwill	1,988
Intangible assets, net	227
Other long-term assets	3,452

Total Assets	$368,532

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,569
Accrued and other liabilities	1,430
3/4% convertiable senior subordinated notes due 2023	346
Total current liabilities	3,345
Other long-term liabilities	10,525
Deferred income taxes	986
Total liabilities	14,856

Commitments and contingencies (Note 9)

Shareholders' Equity:
Common stock	108
Additional paid-in capital	172,006
Accumulated other comprehensive income, net of taxes	820
Retained earnings	180,742
Total shareholders' equity	353,676

Total Liabilities and Shareholders' Equity	$368,532

See accompanying Notes to Financial Statements.

Steel Excel Inc.
STATEMENTS OF CASH FLOWS
(In thousands)

	Nine-Month Period Ended
	September 30,	October 1,
	2011	2010
		(unaudited)

Cash Flows From Operating Activities:
Net income (loss)	$8,432	$(14,886)
Less: (Income) loss from discontinued operations, net of taxes	(6,915)	1,805
Income (loss) from continuing operations, net of taxes	1,517	(13,081)
Adjustments to reconcile income (loss) from continuing operations, net of taxes, to net cash used in operating activities, net of assets acquired and liabilities assumed:
Stock-based compensation expense	490	851
Inventory-related charges	-	(37)
Depreciation and amortization	2,040	13,350
Gain on release of foreign currency translation, net of taxes	(2,542)	-
Adjustment of deferred taxes	1,365	-
Loss on retirement/impairment of assets	-	10,205
Changes in current assets and liabilities	2,217	(19,259)
Net cash provided by (used in) operating activities of continuing operations	5,087	(3,533)
Net cash provided by (used in) operating activities of discontinued operations	6,933	(12,809)
Net cash provided by (used in) operating activities	12,020	(20,780)

Cash Flows From Investing Activities:
Purchases of net assets in acquisitions	(7,530)	-
Purchases of intangible assets	-	(953)
Purchases of property and equipment	-	(106)
Purchases of marketable securities	(491,499)	(202,183)
Sales of marketable securities	396,194	129,496
Maturities of marketable securities	62,321	65,011
Net cash used in investing activities of continuing operations	(40,514)	(8,735)
Net cash provided by investing activities of discontinued operations	-	28,945
Net cash (used in) provided by investing activities	(40,514)	20,210

Cash Flows From Financing Activities:
Repurchases of long-term debt	-	(68)
Repurchases of common stock	-	(20,385)
Proceeds from issuance of common stock	29	2,359
Net cash provided by (used in) financing activities of continuing operations	29	(18,094)
Net cash provided by financing activities of discontinued operations	-	-
Net cash provided by (used in) financing activities	29	(18,094)

Effect of foreign currency translation on cash and cash equivalents	299	(253)
Net decrease in cash and cash equivalents	(28,166)	(18,917)
Cash and cash equivalents, beginning of period	38,276	85,930

Cash and cash equivalents, end of period	$10,110	$67,013

Non-Cash Investing and Financing Activities:
Unrealized gains (losses) on available-for-sale securities, net of taxes	$336	$(1,018)

See accompanying Notes to Financial Statements.

Steel Excel Inc.
STATEMENT OF STOCKHOLDERS’ EQUITY
(In thousands)

				Accumulated
				Other
			Additional	Comprehensive
	Common Stock		Paid-in	Income,	Retained
	Shares	Amount	Capital	Net of Taxes	Earnings	Total

Balance, December 31, 2010	10,882	$ 108	$ 170,987	$ 2,861	$ 172,310	$ 346,266
Components of comprehensive loss:
Net income					8,432	8,432
Unrealized losses on available-for-sale investments, net of taxes	-	-	-	336	-	336
Foreign currency translation adjustments, net of taxes	-	-	-	(2,377)	-	(2,377)
Total comprehensive income, net of taxes						6,391
Exercises of stock options	1	29	-	-	-	29
Net settlement of restricted shares	4	-	-	-	-	-
Stock-based compensation	-	-	490			490
Minority interest	-	-	500			500
Balance, September 30, 2011	10,887	$ 137	$ 171,977	$ 820	$ 180,742	$ 353,676

See accompanying Notes to Financial Statements.

Steel Excel Inc.
NOTES TO FINANCIAL STATEMENTS

1.	Description and Basis of Presentation

Description

Steel Excel Inc. (“Steel Excel” or the “Company”) is primarily focused on capital redeployment and identification of new business operations in which it can utilize its existing working capital and maximize the use of the Company’s net tax operating losses (“NOLs”) in the future.  The identification of new business operations includes, but is not limited to, the oilfield servicing, sports, training, education, entertainment, andlifestyle businesses. For details regarding the Company’s historical business, which has been accounted for as discontinued operations, refer to Note 5 of the Notes to Financial Statements. The Company was previously known as ADPT Corporation.

Basis of Presentation

The Company’s Financial Statements include the accounts of Steel Excel and its subsidiaries.  All significant intercompany accounts and transactions have been eliminated in consolidation. The financial information for the nine months ended October 1, 2010 is unaudited and has been presented for comparison purposes.  The results of operations for the nine-months ended September 30, 2011 are not necessarily indicative of the results to be expected for the entire fiscal year.

Certain reclassifications have been made to prior years’ amounts to conform to the current year’s presentation. In July 2011, the Company ceased its efforts to sell or license its intellectual property from its former enterprise-class external storage products business (the “Aristos Business”) and finalized the wind down of such business. As such, the Aristos Business is reflected as a discontinued operation in the accompanying financial statements and prior periods have been reclassified to conform to this presentation.

Reverse/Forward Stock Split

At the close of business on October 3, 2011, we effected a reverse split (the “Reverse Split”) immediately followed by a forward split (the “Forward Split” and together with the Reverse Split, the “Reverse/Forward Split”). At our 2011 annual stockholders meeting, our stockholders approved a proposal authorizing the Board of Directors (the “Board”) to effect the reverse/forward stock split at exchange ratios determined by the Board within certain specified ranges.

The exchange ratio for the Reverse Split was 1-for-500 and the exchange ratio for the Forward Split was 50-for-1. As a result of the Reverse Split, stockholders holding less than 500 shares (the “Cashed Out Stockholders”) were entitled to a cash payment for all of their shares. All remaining stockholders following the Forward Split (the “Remaining Stockholders”) were also entitled to a cash payment for any fractional shares that they would otherwise have received. The cash payment that each Cashed Out Stockholder or Remaining Stockholder was entitled to receive was based upon such stockholder’s pro rata share of the total net proceeds received in the sale of the aggregated fractional shares by the Company’s transfer agent at prevailing prices on the open market.

As a result of the Reverse/Forward Split, our common stock outstanding went from 108,868,286 shares at September 30, 2011 to 10,886,829 shares at October 3, 2011. All shares outstanding and per share information for the current and previous financial periods being reported have been adjusted to reflect the Reverse/Forward Split.

2.	Recent Accounting Pronouncements

In September, the Financial Accounting Standards Board (the “FASB”) issued updated guidance allowing the use of a qualitative approach to test goodwill for impairment. The updated guidance would permit our Company to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of one of our reporting units is less than its carrying value. If we conclude that this is the case, it is then necessary for us to perform the currently prescribed two-step goodwill impairment test. Otherwise, the two-step goodwill impairment test is not required. The updated guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011 with early adoption permitted. We are currently evaluating the impact of our pending adoption of this update.

In June 2011, FASB issued Accounting Standards Update (“ASU”) No. 2011-05, “Presentation of Comprehensive Income” (“ASU 2011-05”). ASU 2011-05 requires entities to report components of comprehensive income in either a continuous statement of comprehensive income or two separate but consecutive statements. Under the continuous statement approach, the statement would include the components and total of net income, the components and total of other comprehensive income, and the total of comprehensive income. Under the two statement approach, the first statement would include the components and total of net income and the second statement would include the components and total of other comprehensive income and the total of comprehensive income. ASU 2011-05 does not change the items that must be reported in other comprehensive income. ASU 2011-05 is effective retrospectively for interim and annual periods beginning after December 15, 2011, with early adoption permitted. We are currently evaluating the impact of the adoption of ASU 2011-05 on our financial presentation.

3.	Acquisitions

During the nine-month period ended September 30, 2011, we made two acquisitions of baseball-related sports businesses to begin the redeployment of our working capital into operating businesses. We consider both these business combinations to be immaterial individually and in the aggregate.

On June 27, 2011, we acquired all the net assets of Baseball Heaven LLC and Baseball Café, Inc. (collectively, “Baseball Heaven”), respectively, for an aggregate purchase price of $6.0 million in cash. Baseball Heaven is in the business of marketing and providing baseball facility services, including training camps, summer camps, leagues and tournaments, and concession and catering events.

The Company accounted for the Baseball Heaven acquisition as a business combination and the total consideration of $6.0 million has been allocated on a preliminary basis to the net assets and liabilities acquired based on their respective estimated fair values at June 27, 2011 as follows:

Amount
(in thousands)

Accounts receivable	$149
Loan receivable	15
Property and equipment	5,855
Intangible assets	235
Deferred revenue	(416)
Total identifiable net assets acquired	5,838

Goodwill	192

Net assets acquired	$6,030

The intangible assets acquired were customer relationships being amortized on a straight-line basis with a life of five years. The amortization expense of $7,833 is included in the selling, marketing, and administrative expenses in our Statements of Operations for the nine-month period ended September 30, 2011. The goodwill of $0.2 million arises from the growth potential the Company sees for Baseball Heaven and is not expected to be deductible for tax purposes. The acquisition-related costs for the purchase of Baseball Heaven, included in the selling, marketing, and administrative expenses in our Statements of Operations, were $0.2 million for the nine-month period ended September 30, 2011.

On August 15, 2011, we acquired all of the net assets used by The Show, LLC (“The Show”), which we contributed to The Show in exchange for a 75% membership interest. We paid an aggregate purchase price of $1.5 million in cash for these assets. The Show is engaged in the business of outfitting little league baseball and softball players and coaches in fully licensed Major League Baseball, minor league, and college replica uniforms and sponsoring, hosting, operating, and managing baseball and softball leagues, tournaments, and other events and related websites.

The Company accounted for The Show acquisition as a business combination and the total consideration of $1.5 million has been allocated on a preliminary basis to the net assets acquired (no liabilities were assumed in connection with this transaction) based on their respective estimated fair values at August 15, 2011 as follows:

Amount
(in thousands)

Inventory	$53
Property and equipment	151
Total identifiable net assets acquired	204

Non-controlling interest in The Show	(500)
Goodwill	1,796

Net assets acquired	$1,500

The goodwill of $1.8 million arises from the Company’s expectations for the potential of The Show to expand and  is not expected to be deductible for tax purposes. The acquisition-related costs for the purchase of The Show, included in the selling, marketing, and administrative expenses in our Statements of Operations, were $0.1 million for the nine-month period ended September 30, 2011.

The results of operations of Baseball Heaven and The Show have been included in the accompanying financial statements since their respective acquisition dates. Since all previous operations of the Company have been discontinued, the revenues and cost of revenues of Baseball Heaven and The Show represent the entire revenues and cost of revenues of the Company for the periods presented.

We are not including 2011 pro forma information for the operations of Baseball Heaven and The Show for the periods prior to their acquisition because they were not material to the Company’s results of operations and earnings per share.

The Company is in the process of completing its assessment of the fair value of assets acquired and liabilities assumed in the Baseball Heaven and The Show acquisitions. As a result, the fair value of the net assets acquired is provisional pending completion of the final valuation of such net assets.

4.	Employee Stock Benefit Plans

Stock Benefit Plans

The Company grants stock options and other stock-based awards to employees, directors and consultants under two equity incentive plans, the 2004 Equity Incentive Plan and the 2006 Director Plan. As disclosed in Note 1, all share information has been adjusted to reflect the Reverse/Forward Split.

As of September 30, 2011, the Company had an aggregate of 1.8 million shares of its common stock reserved for issuance under its 2004 Equity Incentive Plan, of which 57,500 shares were subject to outstanding options and other stock-based awards and 1.7 million shares were available for future grants of options and other stock-based awards. As of September 30, 2011, the Company had an aggregate of 0.1 million shares of its common stock reserved for issuance under its 2006 Director Plan, of which 57,601 shares were subject to outstanding options and other stock-based awards and 30,517 shares were available for future grants of options and other stock-based awards.

Stock Benefit Plans Activities

Stock Options: A summary of option activity under all of the Company’s equity incentive plans as of September 30, 2011 and changes during the nine-month period ended September 30, 2011 was as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
	(in thousands, except exercise price and contractual terms)

Outstanding at December 31, 2010	80	$35.61
Granted	25	$29.10
Exercised	(1)	$28.60
Forfeited	(1)	28.40
Expired	(7)	$62.10
Outstanding at September 30, 2011	96	$31.96	6.01	$-

Options vested and expected to vest at September 30, 2011	84	$32.36	5.89	$-

Options exercisable at September 30, 2011	69	$33.09	5.59	$-

The aggregate intrinsic value is calculated as the difference between the closing price of the Company’s common stock on the Pink Sheets Electronic Quotation Service and the exercise price of the underlying awards for the 68,771 shares subject to options that were in-the-money at September 30, 2011.  As of September 30, 2011, the total unamortized stock-based compensation expense related to non-vested stock options, net of estimated forfeitures, was approximately $0.2 million and this expense is expected to be recognized over a remaining weighted-average period of 2.0 years.

Restricted Stock: Restricted stock awards and restricted stock units (collectively, “restricted stock”) were granted under the Company’s 2004 Equity Incentive Plan and 2006 Director Plan.  As of September 30, 2011, there were 1,625 shares of service-based restricted stock awards and 17,500 shares of restricted stock units outstanding.  The cost of restricted stock, determined to be the fair market value of the shares at the date of grant, is expensed ratably over the period the restrictions lapse.

A summary of activity for restricted stock as of September 30, 2011 and changes during the nine-month period ended September 30, 2011 was as follows:

		Weighted Average
	Shares	Grant-Date Fair Value
	(in thousands, except weighted average
	grant-date fair value)

Non-vested restricted stock at December 31, 2010 (1)	8	$29.24
Awarded	15	$0.10
Vested	(4)	$28.49
Forfeited	-	28.39
Non-vested restricted stock at September 30, 2011 (1)	19	$29.49

(1) Non-vested restricted stock at each period included shares issued to certain non-employee directors in which vesting will occur immediately if the relationship between the Company and the non-employee director ceases for any reason.  These non-vested shares were recognized and fully expensed as stock-based compensation expense in the Statements of Operations at the date of grant or the date of modification.

All restricted stock was awarded at the par value of $0.01 per share.  As of September 30, 2011, the total unamortized stock-based compensation expense related to non-vested restricted stock that is expected to vest, net of estimated forfeitures, was approximately $32,463 and this expense is expected to be recognized over a remaining weighted-average period of 2.0 years.

Stock-Based Compensation

The Company measures and recognizes stock-based compensation expense for all stock-based awards made to its employees and directors based on estimated fair values using a straight-line amortization method over the respective requisite service period of the awards and adjusted it for estimated forfeitures.  In addition, the Company applies the simplified method to establish the beginning balance of the additional paid-in capital pool related to the tax effects of employee stock-based compensation, which is available to absorb tax shortfalls.

Stock-based compensation expense included in the Condensed Statements of Operations for the nine-month periods ended September 30, 2011 and October 1, 2010 (unaudited) was as follows:

	Nine-Month Period Ended
	September 30, 2011	October 1, 2010
		(unaudited)
	(in thousands)

Stock-based compensation expense by caption:
Selling, marketing and administrative	491	624
Effect on income from continuing operations	$491	$624

Stock-based compensation expense by award type:
Stock options	$43	$196
Restricted stock awards and restricted stock units	448	428
Effect on income from continuing operations	$491	$624

Stock-based compensation expense in the above table does not reflect any significant income tax expense, which is consistent with the Company’s treatment of income or loss from its United States operations.  For the nine-month periods ended September 30, 2011 and October 1, 2010 (unaudited), there were no income tax benefits realized for the tax deductions from option exercises of the stock-based payment arrangements. In addition, there was no stock-based compensation costs capitalized as part of an asset in the nine-month periods ended September 30, 2011 and October 1, 2010 (unaudited) as the amounts were not material.

Valuation Assumptions

The Company used the Black-Scholes option pricing model for determining the estimated fair value for all stock-based awards.  No grants were made in the nine-month period ended October 1, 2010 (unaudited) for stock options and other stock-based awards. The fair value of the stock-based awards granted in the nine-month period ended September 30, 2011 were estimated using the following weighted average assumptions:

Assumption

Expected life (in years)	4.3
Risk-free interest rates	1.5%
Expected volatility	44%
Dividend yield	0.0
Weighted average fair value of restricted stock	$1.09

5.	Business Disposition and Wind Down

The Company sold its business of providing data storage and software solutions and products (the “DPS Business”) to PMC-Sierra on June 8, 2010. The purchase price for the DPS Business was $34.3 million, of which $29.3 million was received by the Company upon the closing of the transaction and the remaining $5.0 million was withheld in an escrow account (“DPS Holdback”).  The DPS Holdback was released to the Company on June 8, 2011, one year after the consummation of the sale, except for $0.1 million to provide for one disputed claim, and was recognized as contingent consideration in discontinued operations when received. The $0.1 million was received in September 30, 2011.

As previously disclosed, in July 2011, the Company ceased its efforts to sell or license its intellectual property from the Aristos Business and finalized the wind down of such business.

As such, the disposed DPS Business and wound down Aristos Business are reflected as discontinued operations in the accompanying financial statements and prior periods have been reclassified to conform to this presentation. Revenues and the components of income related to the DPS Business and Aristos Business included in discontinued operations in the nine-month period ended October 1, 2010 (unaudited) are as follows:

Nine-Month
Period Ended
October 1, 2010
(unaudited)
(in thousands)

Revenues	$37,213

Income (loss) from discontinued operations before income taxes	$2,401
Benefit from (provision for) income taxes	(2,512)
Loss from discontinued operations, net of taxes	$(111)

During the nine-month period ended September 30, 2011, the Company sold patents from its DPS Business for $1.9 million, which was included in income from discontinued operations. There was no financial activity from the Aristos Business during the nine-month period ended September 30, 2011.

6.	Marketable Securities

The Company’s investment policy focuses on three objectives:  to preserve capital, to meet liquidity requirements, and to maximize total return. The Company’s investment policy establishes minimum ratings for each classification of investments when purchased and investment concentration is limited to minimize risk.  The policy also limits the final maturity on any investment and the overall duration of the portfolio.  Given the overall market conditions, the Company regularly reviews its investment portfolio to ensure adherence to its investment policy and to monitor individual investments for risk analysis and proper valuation.

The Company’s portfolio of marketable securities at September 30, 2011 was as follows:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(in thousands)
Available-for-Sale Marketable Securities:
Short-term deposits	$1,425	$-	$-	$1,425
United States government securities	338,303	659	(3)	338,959
Government agencies	3,508	28	-	3,536
Corporate obligations	1,521	11	-	1,532
Total available-for-sale securities	344,757	698	(3)	345,452
Amounts classified as cash equivalents	(1,311)	-	-	(1,311)
Amounts classified as marketable securities	$343,446	$698	$(3)	$344,141

Sales of marketable securities resulted in gross realized gains of $2.0 million during the nine-month period ended September 30, 2011, and $0.9 million during the nine-month period ended October 1, 2010 (unaudited).  Sales of marketable securities resulted in gross realized losses of $0.3 million and $0.5 million during the nine-month periods ended September 30, 2011 and October 1, 2010 (unaudited), respectively.

The following table summarizes the fair value and gross unrealized losses of the Company’s available-for-sale marketable securities, aggregated by type of investment instrument and length of time that individual securities have been in a continuous unrealized loss position, at September 30, 2011:

	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
			(in thousands)

United States government securities	$28,287	$(3)	$-	$-	$28,287	$(3)

The Company’s investment portfolio consists of both corporate and government securities that generally mature within three years.  The longer the duration of these securities, the more susceptible they are to changes in market interest rates and bond yields.  As yields increase, those securities purchased with a lower yield-at-cost show a mark-to-market unrealized loss.  All unrealized losses are due to changes in interest rates and bond yields.  The Company has considered all available evidence and determined that the marketable securities in which unrealized losses were recorded in the nine-month periods ended September 30, 2011 and October 1, 2010 (unaudited) were not deemed to be other-than-temporary. The Company holds its marketable securities as available-for-sale and marks them to market.

The amortized cost and estimated fair value of investments in available-for-sale debt securities at September 30, 2011, by contractual maturity, were as follows:

	September 30, 2011
		Estimated
	Cost	Fair Value
	(in thousands)

Mature in one year or less	$272,010	$272,247
Mature after one year through three years	72,748	73,205
Mature after three years through five years	-	-
Total	$344,758	$345,452

The maturities of asset-backed and mortgage-backed securities were estimated primarily based upon assumed prepayment forecasts utilizing interest rate scenarios and mortgage loan characteristics.

7.	Fair Value Measurements

Fair value is defined as the price that would be received for selling an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The accounting standard surrounding fair value measurements establishes a fair value hierarchy, consisting of three levels, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Financial Assets Measured at Fair Value on a Recurring Basis

The Company utilized levels 1, 2 and 3 to value its financial assets on a recurring basis.  Level 1 instruments use quoted prices in active markets for identical assets or liabilities, which include the Company’s cash accounts, short-term deposits and money market funds as these specific assets are liquid.  Level 1 instruments also include United States government securities, government agencies, and state and municipalities,as these securities are backed by the federal or state governments and traded in active markets frequently with sufficient volume.  Level 2 instruments are valued using the market approach, which uses quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities and include mortgage-backed securities, corporate obligations and asset-backed securities as similar or identical instruments can be found in active markets. Level 3 is supported by little or no market activity and requires a high level of judgment to determine fair value, which includes the Company’s two venture fund investments. The Company periodically monitors its two venture capital funds and records these investments within “Other long-term assets” on the Condensed Balance Sheets based on quarterly statements the Company receives from each of the funds.  The statements are generally received one quarter in arrears, as more timely valuations are not practical.  The statements reflect the net asset value, which the Company uses to determine the fair value for these investments, which (a) do not have a readily determinable fair value and (b) either have the attributes of an investment company or prepare their financial statements consistent with the measurement principles of an investment company.  The assumptions used by the Company, due to lack of observable inputs, may impact the fair value of these equity investments in future periods.  In the event that the carrying value of its equity investments exceeds their fair value, or the decline in value is determined to be other-than-temporary, the carrying value is reduced to its current fair value, which is recorded in “Interest and other income, net,” in the Condensed Statements of Operations.  At September 30, 2011, there were no significant transfers that occurred between any of the levels of the Company’s financial assets.

A summary of financial assets measured at fair value on a recurring basis at September 30, 2011 were as follows:

	Fair Value Measurements
	at Reporting Date Used
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
	(in thousands)

Cash, including short-term deposits (1)	10,225	$10,225	$-
United States government securities (2)	338,959	338,959	-
Government agencies (2)	3,536	3,536	-
Corporate obligations (2)	1,532	-	1,532
Non-controlling interests in certain funds (3)	1,117	-		1,117
Total	$355,369	$352,720	$1,532	$1,117

(1)	At September 30, 2011, the Company recorded $10.1 million and $0.1 million within “Cash and cash equivalents,” and “Marketable securities,” respectively.
(2)	Recorded within “Marketable securities.”
(3)	At September 30, 2011, the Company recorded $1.1 million within “Other long-term assets.”

The Company’s other financial instruments include accounts payable and accrued and other liabilities.  Carrying values of these financial liabilities approximate their fair values due to the relatively short maturity of these items.  The related cost basis for the Company’s 3/4% Convertible Senior Notes due December 22, 2023 (the “3/4% Notes”) at September 30, 2011 was approximately $0.3 million. Although the remaining balance of its 3/4% Notes is relatively small and the market trading is very limited, the Company expects the cost basis for the 3/4% Notes of approximately $0.3 million at September 30, 2011 to approximate fair value. The Company’s convertible debt is recorded at its carrying value, not the estimated fair value.

Non-Financial Assets Measured at Fair Value on a Non-Recurring Basis

The Company utilized level 3 to value its non-financial assets on a non-recurring basis.  Level 3, which is categorized as significant unobservable inputs, included the Company’s long-lived assets classified as held for sale. Although the Company used the market approach for the fair value of its long-lived assets classified as held for sale based on similar assets either sold, pending sale or available for sale, the terms of these similar assets are highly subjective, resulting in the classification as level 3.

8.	Property and Equipment, Net

The components of property and equipment, net, at September 30, 2011 were as follows:

	Life	2010
		(in thousands)

Leasehold improvements	Lesser of useful life or life of lease	$5,620
Equipment	5 - 10 years	286
Furniture and fixtures	5 - 10 years	100
		6,006
Accumulated depreciation		(83)
Property and equipment, net		$5,923

Property and equipment are depreciated using the straight-line method over the useful lives disclosed above. Depreciation expense of $0.1 million and $0.2 million are included in “Selling, marketing, and administrative" expenses on our Statements of Operations for the nine-month periods ended September 30, 2011 and October 1, 2010, respectively. An additional $0.5 million of depreciation expense is included in “Loss from discontinued operations, net of taxes” on our Statement of Operations for the nine-month period ended October 1, 2010.

9.	Accrued and Other Liabilities

The components of accrued and other liabilities at September 30, 2011 were as follows:

September 30, 2011
(in thousands)

Tax-related	$236
Restructuring-related	160
Accrued compensation and related taxes	96
Deferred revenue	292
Professional services	523
Other	123
Total	$1,430

10.
Commitments and Contingencies

Contractual Obligations

The Company completed the sale of its headquarters building on June 1, 2011 for net cash proceeds of $6.3 million. Concurrently, the Company began leasing a 3,581 square foot portion of the building from the new owner for approximately $4,300 per month. The majority of this space is leased through March 31, 2012.

Through its acquisitions of Baseball Heaven and The Show, the Company assumed additional leases of property with the following obligations based on a calendar December 31 year-end:

	Area Leased	Through 2011	2012-2014	After 2014	Total
		(dollars in thousands)

New York (Baseball Heaven)	27.9 acres	$111	$670	$456	$1,237
California (The Show)	1,176 sq ft	4	27	-	31
Oklahoma (The Show)	4,250 sq ft	3	3	-	6

		$118	$700	$456	$1,274

Legal Proceedings

From time to time, we may be a party in legal actions in various U.S. and foreign jurisdictions, arising from the normal course of business. In the opinion of management, such legal actions are not expected to have a material adverse effect on our financial condition or results of operations.

11.	Restructuring Charges

The Company implemented restructuring plans during the Transition Period and during fiscal years 2010 and 2009.  The goals of these plans were to bring its operational expenses to appropriate levels relative to its historical net revenues, while simultaneously implementing extensive company-wide expense-control programs.  All expenses, including adjustments, associated with the Company’s restructuring plans are included in “Restructuring charges” and/or “Loss from discontinued operations, net of taxes” in the Condensed Statements of Operations.

In the nine-month period ended September 30, 2011, the Company recorded $6,000 restructuring accrual adjustments related to the Transition Period’s restructuring plan for severance and benefits, respectively.  To date, the Company has recorded a total of $3.9 million associated with this plan, of which $3.7 million related to severance and benefit charges for affected employees who were notified of their impending employment termination date and $0.2 million related to a termination fee for vacating a facility in California.  The Company does not expect to record additional restructuring charges related to this plan in the future.

In the nine-month period ended October 1, 2010 (unaudited), the Company recorded restructuring charges of $3.7 million, related to the Company’s Transition Period restructuring plan for severance and benefits. In the nine-month period ended October 1, 2010 (unaudited), the Company incurred the previously mentioned $3.9 million of charges plus $0.7 million related to the Company’s fiscal 2010 restructuring plan for severance and benefits and restructuring accrual adjustments of $(0.1) million related to a previous acquisition-related restructuring plan and fiscal 2009 restructuring plan due to the estimated loss on the Company’s facilities (unaudited).

The activity in the restructuring accrual for all outstanding plans was as follows for the nine-month period ended September 30, 2011:

	Severance and Benefits	Other Charges	Total
	(in thousands)

Accrual balance at December 31, 2010	$881	$350	$1,231
Accrual adjustments	6	-	6
Cash paid	(845)	(232)	(1,077)
Accrual balance at September 30, 2011	$42	$118	$160

The Company anticipates that this remaining restructuring accrual balance at September 30, 2011, which was reflected in “Accrued and other liabilities” in the Condensed Balance Sheets, will be paid out by December 31, 2011.

12.	Interest and Other Income, Net

The components of interest and other income, net, for the nine-month periods ended September 30, 2011 and October 1, 2010 (unaudited) were as follows:

	Nine-Month Period Ended
	September 30, 2011	October 1, 2010
		(unaudited)
	(in thousands)

Interest income, net	$3,853	$5,572
Realized currency translation gains (losses)	3,917	(62)
Other	339	123
Interest and other income (expense), net	$8,109	$5,633

The realized foreign currency translation gains were primarily due to substantial liquidation of certain of the Company’s foreign subsidiaries.

13.	Income Taxes

Income tax provisions for interim periods are based on the Company’s estimated annual income tax rate for entities that were profitable.  Entities that had operating losses with no tax benefit were excluded. The estimated annual tax for the nine-month periods ended September 30, 2011 and October 1, 2010 (unaudited) includes foreign taxes related to the Company’s foreign subsidiaries and certain state minimum taxes.  Interest is accrued on prior years’ tax disputes and refund claims as a discrete item each period.  Although the Company believes its tax estimates are reasonable, the ultimate tax outcome may materially differ from the tax amounts recorded in its Financial Statements and may cause a higher effective tax rate that could materially affect its income tax provision, results of operations or cash flows in the period or periods for which such determination is made.

The components of income (loss) from continuing operations before benefit from income taxes for all periods presented were as follows:

	Nine-Month Period Ended
	September 30, 2011	October 1, 2010
		(unaudited)
	(in thousands)

Income (loss) from continuing operations before income taxes
Domestic	$(1,890)	$(14,603)
Foreign	3,070	1,411
Total income (loss) from continuing operations before income taxes	$1,180	$(13,192)

The components of the benefit from income taxes from continuing operations for all periods presented were as follows:

	Nine-Month Period Ended
	September 30, 2011	October 1, 2010
		(unaudited)
	(in thousands)

Federal:
Current	-	537
Deferred	(2,339)	-
	(2,339)	537

Foreign:
Current	2,978	(412)
Deferred	-	19
	2,978	(393)

State:
Current	(1)	(33)
Deferred	(301)	-
	(302)	(33)

Benefit from income taxes	$337	$111

The Company’s effective tax rate differed from the federal statutory tax rate for all periods presented as follows:

	Nine-Month Period Ended
	September 30, 2011	October 1, 2010
		(unaudited)

Federal statutory rate	35.0%	35.0%
State taxes, net of federal benefit	25.6%	-0.2%
Foreign losses not benefited	-95.6%	1.5%
Changes in tax reserves	-247.8%	-0.9%
Change in valuation allowance	-2735.8%	-34.5%
Distributions from foreign subsidiaries	3014.7%	0.0%
Other permanent differences	-24.6%	-0.1%
Effective income tax rate	-28.5%	0.8%

The Company recorded a tax benefit of $0.3 million for the nine-month period ended September 30, 2011, primarily due to the reversal of reserves for foreign taxes as a result of a favorable settlement in Singapore. During the nine-month period ended September 30, 2011, the Company made significant changes to its historic investment portfolio to move to primarily low-risk interest-bearing government securities. These changes were significant enough, in the Company’s judgment, to consider the legacy portfolio to have been disposed of for the purpose of tracking a disproportionate tax effect that arose in fiscal 2008. The nine-month period ended September 30, 2011 also included the Company realizing certain currency translation gains due to substantial liquidation of certain of its foreign subsidiaries during the period. These taxes were partially offset by income tax benefits from losses incurred in the Company’s foreign jurisdictions and the reversal of reserves for certain foreign taxes.  The Company recorded a tax benefit of $8.6 million for the nine-month period ended October 1, 2010 (unaudited), due to losses incurred from continuing operations that were offset against income and taxes recorded in discontinued operations. This was partially offset by state minimum taxes and foreign taxes related to its foreign subsidiaries.

The Company continues to monitor the status of its NOLs, which may be used to offset future taxable income.  If the Company underwent an ownership change, the NOLs would be subject to an annual limit on the amount of the taxable income that may be offset by its NOLs generated prior to the ownership change and additionally, the Company may be unable to use a significant portion of its NOLs to offset taxable income.  For details regarding the Company’s NOL carryforwards prior to the nine-month period ended September 30, 2011, please refer to Note 13 of the Notes to Condensed Financial Statements included in the Company’s Transition Report on Form 10-K for the nine-month period ended December 31, 2010. There were no significant changes to the Company’s NOLs from December 31, 2010.

As of September 30, 2011, the Company’s total gross unrecognized tax benefits were $29.9 million, of which $9.3 million, if recognized, would affect the effective tax rate.  There have been no material changes to the Company’s total gross unrecognized tax benefits from December 31, 2010.

The Company is subject to U.S. federal income tax as well as income taxes in many U.S. states and foreign jurisdictions in which the Company operates or formerly operated. As of September 30, 2011, fiscal years 2004 onward remained open to examination by the U.S. taxing authorities and fiscal years 1999 onward remained open to examination in various foreign jurisdictions.  U.S. tax attributes generated in fiscal years 2004 onward also remain subject to adjustment in subsequent audits when they are utilized.

The calculation of unrecognized tax benefits involves dealing with uncertainties in the application of complex global tax regulations. Management regularly assesses the Company’s tax positions in light of legislative, bilateral tax treaty, regulatory and judicial developments in the countries in which the Company conducts or formerly conducted business. Management believes that it is not reasonably possible that the gross unrecognized tax benefits will change significantly within the next 12 months; however, tax audits remain open and the outcome of any tax audits are inherently uncertain, which could change this judgment in any given quarter.

14.	Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per share gives effect to all potentially dilutive common shares outstanding during the period, which include certain stock–based awards, calculated using the treasury stock method, and convertible notes which are potentially dilutive at certain earnings levels, and are computed using the if-converted method. As disclosed in Note 1, all share information has been adjusted to reflect the Reverse/Forward Split.

A reconciliation of the numerator and denominator of the basic and diluted income (loss) per share computations for continuing operations, discontinued operations and net income (loss) was as follows:

	Nine-Month Period Ended
	September 30, 2011	October 1, 2010
		(unaudited)
	(in thousands, except per share amounts)

Numerators (basic and diluted):
Income (loss) from continuing operations, net of taxes	$1,517	$(13,081)
Income (loss) from discontinued operations, net of taxes	6,915	(1,805)
Net income (loss)	$8,432	$(14,886)

Denominators:
Weighted average shares outstanding - basic	10,881	11,917
Effect of dilutive securities:
Stock-based awards	14	-
3/4% Notes	3	-
Weighted average shares outstanding - diluted	10,898	11,917

Income (loss) per share:
Basic
Income (loss) from continuing operations, net of taxes	$0.14	$(1.10)
Income (loss) from discontinued operations, net of taxes	$0.64	$(0.15)
Net income (loss)	$0.77	$(1.25)
Diluted
Income (loss) from continuing operations, net of taxes	$0.14	$(1.10)
Income (loss) from discontinued operations, net of taxes	$0.63	$(0.15)
Net income (loss)	$0.77	$(1.25)

Diluted loss per share for the nine-month period ended October 1, 2010 (unaudited) was based only on the weighted-average number of shares outstanding during that period, as the inclusion of any common stock equivalents would have been anti-dilutive. As a result, the same weighted-average number of common shares outstanding during that period was used to calculate both the basic and diluted earnings per share.  In addition, certain potential common shares were excluded from the diluted computation for the nine-month period ended September 30, 2011 because their inclusion would have been anti-dilutive.  The weighted-average number of common shares used to calculate the diluted earnings per share for loss from continuing operations, net of taxes, during each of the periods was also used to compute all other reported diluted earnings per share, even though it could result in anti-dilution.  The potential common shares excluded for the nine-month periods ended September 30, 2011 and October 1, 2010 (unaudited) were as follows:

	Nine-Month Period Ended
	September 30, 2011	October 1, 2010
		(unaudited)
	(in thousands)

Outstanding stock options	22	40
Outstanding restricted stock	22	10
3/4% convertible senior subordinated notes due 2023	3	2

Comprehensive Income (Loss)

The Company's comprehensive loss, net of taxes, which consisted of net income (loss) and the changes in net unrealized loss on marketable securities net of taxes, and foreign currency translation adjustments, net of taxes, was as follows:

	Nine-Month Period Ended
	September 30, 2011	October 1, 2010
		(unaudited)
	(in thousands)

Net foreign currency translation adjustment, net of taxes
Foreign currency translation adjustment, net of taxes	$165	$(112)
Release of currency translation gains, net of taxes	(2,542)	-
Total	(2,377)	(112)
Net income (loss)	8,462	(14,886)
Net unrealized gain (loss) on marketable securities, net of taxes	336	(536)
Comprehensive income (loss), net of taxes	$6,421	$(15,534)

The Company has considered all available evidence and determined that the marketable securities in which unrealized losses were recorded in the three-month and nine-month periods ended September 30, 2011 and October 1, 2010 (unaudited) were not deemed to be other-than-temporary. The Company holds its marketable securities as available-for-sale and marks them to market.  The Company expects to realize the full value of all its marketable securities upon maturity or sale, as the Company has the intent and ability to hold the securities until the full value is realized. However, the Company cannot provide any assurance that its invested cash, cash equivalents and marketable securities will not be impacted by adverse conditions in the financial markets, which may require the Company to record an impairment charge that could adversely impact its financial results.

The components of accumulated other comprehensive income (loss), net of taxes, at September 30, 2011 were as follows:

September 30, 2011
(in thousands)

Net unrealized gain on marketable securities, net of taxes	$695
Foreign currency translation, net of taxes	125
Accumulated other comprehensive income, net of taxes	$820

15.	Related Party Transactions

As of September 30, 2011, Warren G. Lichtenstein, Steel Partners, LLC, Steel Partners Holdings, L.P., SPH Group Holdings LLC and SPH Group LLC (collectively, “Steel Partners”) beneficially owned approximately 38% of the Company's outstanding common stock.  Jack L. Howard, John J. Quicke and Mr. Lichtenstein are directors of the Company and each such person is deemed to be an affiliate of Steel Partners under the rules of the Securities Exchange Act of 1934, as amended.  Each of the three directors are compensated with cash compensation and equity awards or equity-based awards in amounts that are consistent with the Company’s Non-Employee Director Compensation Policy.  In addition, Mr. Quicke currently serves as the Interim President and CEO of the Company and is compensated $30,000 per month in connection with this role, which is in addition to the compensation he receives as a non-executive board member. During the nine-month period ended September 30, 2011 and October 1, 2010, Mr. Quicke received bonuses aggregating $500,000 and $250,000, respectively. Mr. Quicke also serves as the CEO of another affiliate of Steel Partners. Further, Mr. Lichtenstein is President of a subsidiary of the Company that is engaged in the sports, training, education, entertainment, and lifestyle businesses. In connection with his appointment to such office, Mr. Lichtenstein was awarded an option to acquire 250,000 shares of the Company’s Common Stock in lieu of an annual salary. This equity award is in addition to the compensation he receives as a non-executive board member.

Pursuant to a management services agreement between the Company and SP Corporate Services LLC (SP Corporate), the Company paid $0.1 million to SP Corporate for various services during the nine-month period ended September 30, 2011. SP Corporate is an affiliate of Steel Partners.

16.	Subsequent Event

On December 8, 2011, the Company acquired the business and assets of Rogue Pressure Services, LLC, a leader in the oilfield service industry located primarily in Williston, North Dakota and Eagle Ford, Texas. The purchase price for this acquisition was $29.0 million in cash plus a future earnout if certain financial targets are met. The Company has not completed the purchase accounting as the valuation work is currently in process.

This acquisition marks the launch of a new strategy by the Company to focus a portion of its acquisition efforts on new opportunities in the U.S. oilfield service industry presented by technological advances in horizontal drilling and hydraulic fracturing.